Exhibit 99.2
PCTEL Announces Reorganization
Jeff Miller to Lead Global Sales and Marketing
Tony Kobrinetz to Lead Development and Operations
Bloomingdale, IL — April 5, 2010 — PCTEL, Inc. (NASDAQ: PCTI), a leader in propagation and wireless network optimization solutions, announced today that it would establish two company-wide functional organizations to implement the company’s mission. Effective immediately, Jeff Miller, who has led PCTEL’s Antenna Product Group will now manage the entire company’s sales, marketing, and product management activities as Senior Vice President, Sales and Marketing. His counterpart, Tony Kobrinetz, who joins PCTEL today, will lead the company’s development and operations as Vice President, Technology and Operations. In moving to this structure, PCTEL will increase its focus on lowering manufacturing costs across the entire company, building upon its engineering capabilities, and establishing a strong product management and sales culture. The company also hopes to reduce the overhead associated with operating distinct product groups.
“We have a great opportunity to take advantage of two strong leaders, each with a different skill set,” said Marty Singer, PCTEL’s Chairman and CEO. “I have great confidence in Jeff and Tony and they are essential to PCTEL’s aggressive growth plans,” added Singer.
David Neumann, who has led PCTEL’s direct sales efforts for RFS will now be responsible for both direct and OEM Scanning Receiver sales. He will report to Jeff Miller as Vice President, Global RFS Sales.
Separately, Luis Rugeles announced that he was going to pursue a business interest outside of PCTEL. His last day with the company will be April 14, 2010.
About PCTEL
PCTEL, Inc. (NASDAQ: PCTI), is a global leader in propagation and wireless network optimization solutions. The company designs and develops software-based radios for wireless network optimization and develops and distributes innovative antenna solutions. The company’s SeeGull® scanning receivers, receiver-based products and CLARIFY® interference management solutions are used to measure, monitor and optimize cellular networks. PCTEL’s

SeeGull scanning receivers are deployed in industry leading wireless test and measurement equipment and viewed as an essential wireless data collection tool for cellular network optimization, drive tests, and spectrum clearing. PCTEL develops and supports scanning receivers for LTE, EVDO, CDMA, WCDMA, UMTS, TDS-CDMA and WiMAX networks.
PCTEL’s MAXRAD®, Bluewave™ and Wi-Sys™ antenna solutions address public safety, military, aviation, defense and government applications; SCADA, Health Care, Energy, Smart Grid and Agricultural applications; Indoor Wireless, Wireless Backhaul, and Cellular applications. Its portfolio includes a broad range of WiMAX antennas, WiFi antennas, Land Mobile Radio antennas, and precision GPS antennas that serve innovative applications in telemetry, RFID, in-building, fleet management, and mesh networks. PCTEL provides parabolic antennas, ruggedized antennas, yagi antennas, military antennas, precision aviation antennas and other high performance antennas for many applications. PCTEL’s products are sold worldwide through direct and indirect channels. For more information, please visit the company’s web site www.pctel.com, www.antenna.com, www.antenna.pctel.com, or www.rfsolutions.pctel.com.
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For further information contact:

Jack Seller	Mary McGowan
Public Relations	Investor Relations
PCTEL, Inc.	Summit IR Group
(630)339-2116	(408) 404-5401
jack.seller@pctel.com	mary@summitirgroup.com